Exhibit 10(h)



                                 The Rival Company

                      Management Incentive Compensation Plan


   Each year, under the Management Incentive Bonus Plan, the Compensation and Stock Option Committee establishes goals relating to the Company's operating results and establishes the minimum and maximum bonus pools that may be earned. No bonus is paid to the Chief Executive Officer or the President if a minimum level of budgeted operating results are not achieved. The incentive pool is established under a formula that weights several factors including operating income, net sales and working capital management. A majority of the incentive pool generated by reaching the targets is distributed in cash ratably to designated executive officers and managers at year-end based on a weighing of positions and base salaries. The remaining portion of the incentive pool is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Committee. The targeted and maximum bonuses payable to executive officers represent a significant portion of an executive's total compensation (25-30% of the total compensation derived from a combination of base salary, bonus and stock options).